Exhibit 4.14

ASSIGNMENT AND ASSUMPTION AGREEMENT

AMONG

ALBERTSON’S LLC,

NEW ALBERTSON’S, INC.,

AND

BANC OF AMERICA SECURITIES LLC,

AS REMARKETING AGENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT, dated as of June 1, 2006 (this “Assumption Agreement”), among Albertson’s LLC, a Delaware limited liability company (the “Company”) and formerly a Delaware corporation known as Albertson’s, Inc. (“Albertson’s”), New Albertson’s, Inc., a Delaware corporation formerly known as New Aloha Corporation (“New Albertson’s”) and Banc of America Securities LLC, as remarketing agent (“BAS” and in such capacity, the “Remarketing Agent”);

WHEREAS, Albertson’s, the Remarketing Agent and U.S. Bank Trust National Association, as purchase contract agent and as attorney-in-fact of the Holders from time to time of the Units (the “Purchase Contract Agent”) executed and delivered a Remarketing Agreement, dated as of May 7, 2004 (the “Remarketing Agreement”);

WHEREAS, Albertson’s and the Purchase Contract Agent executed and delivered a Purchase Contract Agreement, dated as of May 7, 2004, as supplemented, (the “Purchase Contract Agreement”), to provide for the execution and delivery of the Purchase Contracts and Certificates related to the Corporate Units and the Treasury Units (collectively, the “Units”);

WHEREAS, Albertson’s has filed a Certificate of Conversion with the Secretary of State of the state of Delaware, pursuant to which it has converted from a Delaware corporation into the Company (the “Conversion”);

WHEREAS, as a result of the Conversion and without need for any further action, the Remarketing Agreement became the continuing obligation of the Company;

WHEREAS, New Albertson’s has entered into that Purchase and Separation Agreement, dated as of January 22, 2006, by and among Albertson’s, New Albertson’s, SUPERVALU INC., and AB Acquisition LLC (the “Separation Agreement”);

WHEREAS, pursuant the Separation Agreement, the Company shall have transferred certain assets and property to New Albertson’s (such transfer, the “Separation”); and

WHEREAS, New Albertson’s wishes to assume the obligations of the Company under the Remarketing Agreement, pursuant to the requirements of Article 9 of the Purchase Contract Agreement;

WHEREAS, New Albertson’s and the Company desire that the Company assign and delegate its rights and obligations under the Remarketing Agreement pursuant to Section 22 of the Remarketing Agreement;

WHEREAS, New Albertson’s and the Company have requested that the Remarketing Agent execute and deliver this Assumption Agreement, and have requested that BAS give its written consent hereto pursuant to Section 22 of the Remarketing Agreement; and

NOW THEREFORE, in consideration of their mutual promises, New Albertson’s and the Company covenant and agree with the Remarketing Agent as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definition of Terms. Unless the context otherwise requires:

(a) a term defined in the Remarketing Agreement has the same meaning when used in this Supplemental Agreement;

(b) a term defined anywhere in this Supplemental Agreement has the same meaning throughout;

(c) the singular includes the plural and vice versa; and

(d) headings are for convenience of reference only and do not affect interpretation.

ARTICLE II

ASSUMPTION OF OBLIGATIONS

Section 2.1 Assumption. New Albertson’s hereby expressly assumes all the obligations of the Company under the Remarketing Agreement.

Section 2.2 Assignment and Delegation. The Company hereby assigns and delegates all of its rights and obligations under the Remarketing Agreement to New Albertson’s.

Section 2.3 Acceptance by Remarketing Agent. The Remarketing Agent accepts this Assumption Agreement and agrees to execute its duties and responsibilities upon the terms and conditions set forth in the Remarketing Agreement, including without limitation the terms and provisions defining and limiting the liabilities and responsibilities of the Remarketing Agent, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of its duties created by the Remarketing Agreement; and without limiting the generality of the foregoing, New Albertson’s and the Company affirm their rights and responsibilities under Section 8(a) of the Remarketing Agreement.

ARTICLE III

MISCELLANEOUS

Section 3.1 Ratification of Remarketing Agreement. The Remarketing Agreement is in all respects ratified and confirmed.

Section 3.2 Effectiveness. This Assumption Agreement shall become a legally effective and binding instrument upon the execution and delivery hereof by all parties hereto.

Section 3.3 Governing Law. This Assumption Agreement and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of the State of New York.

Section 3.4 Separability. If any one or more of the provisions contained in this Assumption Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Assumption Agreement, but this Assumption Agreement shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein.

Section 3.5 Counterparts. This Assumption Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, this Assumption Agreement is executed as of the date first set forth above.

ALBERTSON’S LLC

By:	/s/ Paul G. Rowan
Name: Paul G. Rowan
Title: Vice President

NEW ALBERTSON’S, INC.

By:	/s/ Paul G. Rowan
Name: Paul G. Rowan
Title: Vice President

BANC OF AMERICA SECURITIES LLC, as Remarketing Agent

By:	/s/ Derek Dillon
Name: Derek Dillon
Title: Managing Director

The undersigned consents to the assignment and delegation of rights and obligations of the Company under the Remarketing Agreement pursuant hereto.

BANC OF AMERICA SECURITIES LLC

By:	/s/ Derek Dillon
Name: Derek Dillon
Title: Managing Director